Knoll

1235 Water Street
East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Starts 2008 with Continued Growth in Sales, Profits and Earnings Per Share

Net Income and Earnings Per Share Grow by Double Digits

EAST GREENVILLE, PA, April 16, 2008 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2008. Net sales were $267.8 million for the quarter, an increase of 8.0% from first quarter 2007. Operating income was $31.9 million, or 11.9% of net sales, an increase of 3.6% from the first quarter 2007, net income was $17.3 million, an increase of 16.9% over the first quarter 2007, and earnings per share grew 20% to $0.36 from $0.30 in the prior year.

"We are pleased to kick off 2008 by reporting continued growth in our sales, profits and earnings per share," said Andrew Cogan, CEO. "The increasing diversity of our client base, product lines and sales geographies is enabling us to deliver growth in spite of a challenging macroeconomic environment. This coupled with our disciplined management of operating expenses and the benefit of significantly reduced interest expense and share count has led to continued double digit earnings per share growth for our shareholders."

First Quarter Results

First quarter 2008 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/08	3/31/07	Change

Net Sales	$267.8	$247.9	8.0%
Gross Profit	90.3	84.5	6.9%
Operating Expenses	58.4	53.7	8.8%
Operating Income	31.9	30.8	3.6%
Net Income	17.3	14.8	16.9%
Earnings Per Share - Diluted	.36	.30	20.0%
Backlog	204.4	193.5	5.6%

Net sales for the quarter were $267.8 million, an increase of $19.9 million, or 8.0%, over the first quarter of 2007. Our Specialty products experienced the strongest growth during the quarter and we continue to see our international business grow at a greater pace than North America. Backlog of unfilled orders at March 31, 2008 was $204.4 million, an increase of $10.9 million, or 5.6% compared to unfilled orders at March 31, 2007.

Gross profit for the first quarter of 2008 was $90.3 million, an increase of $5.8 million or 6.9%, over the same period in 2007. Gross margin decreased to 33.7% from 34.1% in the same quarter of 2007. The decrease from the first quarter of 2007 largely resulted from foreign exchange pressures. During the quarter, we were able to mitigate some of these pressures through price realization, continuous improvement in our factories, and our global sourcing efforts.

Operating expenses for the quarter were $58.4 million, or 21.8% of sales, compared to $53.7 million, or 21.7% of sales, for the first quarter of 2007. The increase in operating expenses during the first quarter of 2008 was in large part due to the acquisition of Edelman Leather which was completed in the fourth quarter of 2007.

Our operating income decreased to 11.9% of sales from 12.4% of sales in the same period in the prior year.

Interest expense decreased $1.6 million due to lower average interest rates. Other expense decreased approximately $0.2 million due to foreign currency translation.

The effective tax rate was 35.5% for the quarter, as compared to 38.0% for the same period last year. The decrease in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate and lower statutory tax rates. Net income for the first quarter 2008 was $17.3 million, or $0.36 per share, as compared to $14.8 million, or $0.30 earnings per share, for the same quarter in 2007.

Cash generated from operations during the first quarter 2008 was $6.2 million, compared to $2.0 million the year before. Capital expenditures for the period totaled $2.4 million compared to $3.0 million for 2007. The Company had net borrowings during the first quarter of 2008 of $4.7 million primarily to fund working capital compared to net borrowings of $6.3 million during 2007. The Company also paid a quarterly dividend of $5.7 million or $0.12 per share in the first quarter of 2008 compared to $5.3 million or $0.11 per share in the first quarter of 2007.

The company continues to use its strong financial position and ample liquidity to acquire shares under its discretionary share repurchase program. As of April 10, 2008, approximately $57 million remains available for additional share repurchases under this program. Year to date, under all programs, the company has acquired 1,065,675 shares at an average price of $12.22.

"In order to address the worsening inflationary challenges, we decided to take action to bring our costs in line with the reality of the environment that we are facing," said Barry McCabe, CFO.

During the first week of April, the company took actions; including job eliminations, spending reductions, and product pruning that will save the company approximately $10 million dollars annually. The restructuring costs related to some of these actions, which will be reflected in the second quarter, will be approximately $3.3 million dollars.

Second Quarter 2008 Outlook

The Company stated that it expects second quarter 2008 revenue to be in the $275 to $285 million range, an increase of 1% to 4.8% from the second quarter of 2007. Adjusted Earnings per share estimates, without restructuring, are between $0.39 and $0.41.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that we believe to be infrequent or not indicative of our operating performance. For our second quarter 2008 outlook such items consist of expenses relating to our second quarter restructuring. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Second Quarter 2008 Outlook

Earnings per Share - Diluted	$0.35	$0.37
Add back:
Restructuring charges	0.04	0.04

Adjusted Earnings per Share - Diluted	$0.39	$0.41

Conference Call Information

Knoll will host a conference call on Thursday, April 17, 2008 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 770-7129

International 617 213-8067

Passcode 36760455

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through April 24 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 15871213).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED(R)) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX(R)) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Sales	$267,808	$247,947
Cost of sales	177,485	163,419

Gross profit	90,323	84,528
Selling, general, and administrative expenses	58,422	53,748

Operating income	31,901	30,780
Interest expense	4,934	6,492
Other expense, net	195	376

Income before income tax expense	26,772	23,912
Income tax expense	9,494	9,084

Net income	$17,278	$14,828

Earnings per share:
Basic	$.36	$.31
Diluted	$.36	$.30
Weighted-average shares outstanding:
Basic	47,725,944	47,729,863
Diluted	47,905,879	49,105,744

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,484	$17,975
Customer receivables, net	143,518	137,001
Inventories	100,085	92,087
Prepaid and other current assets	14,544	16,381

Total current assets	272,631	263,444
Property, plant, and equipment, net	140,259	143,643
Intangible assets, net	301,200	302,367
Other noncurrent assets	7,616	7,988

Total Assets	$721,706	$717,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$140	$136
Accounts payable	84,315	83,107
Other current liabilities	83,308	93,748

Total current liabilities	167,763	176,991
Long-term debt	373,113	368,440
Other noncurrent liabilities	101,500	97,290

Total liabilities	642,376	642,721

Stockholders' equity	79,330	74,721

Total Liabilities and Stockholders' Equity	$721,706	$717,442

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Net income	$17,278	$14,828

Cash Flows provided by Operating Activities	6,206	2,040

Cash Flows used in Investing Activities	(2,386)	(3,002)

Cash Flows (used in) provided by Financing Activities	(7,033)	5,077

Effect of exchange rate changes on cash and cash equivalents	(278)	132

(Decrease) Increase in cash and cash equivalents	(3,491)	4,247

Cash and cash equivalents at beginning of period	17,975	16,038

Cash and cash equivalents at end of period	$14,484	$20,285